As filed with the Securities and Exchange Commission on November 26, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	3571	80-0890963
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Dell Way

Round Rock, Texas 78682

(800) 289-3355

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Rothberg, Esq.

General Counsel and Secretary

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

(800) 289-3355

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Janet Bawcom, Esq. Senior Vice President — Corporate, Securities & Finance Counsel Dell Technologies Inc. One Dell Way Round Rock, Texas 78682 (800) 289-3355	Richard Capelouto, Esq. Daniel N. Webb, Esq. Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000	Kenneth B. Wallach, Esq. Xiaohui (Hui) Lin, Esq. Benjamin P. Schaye, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Richard J. Parrino, Esq. Kevin K. Greenslade, Esq. Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600	Mark D. Gerstein, Esq. Bradley C. Faris, Esq. Latham & Watkins LLP 330 N. Wabash Avenue, Suite 2800 Chicago, Illinois 60611 (312) 876-7700	Steven A. Rosenblum, Esq. Gordon S. Moodie, Esq. Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-226618

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Class C Common Stock, par value $0.01 per share	30,000,000 shares(1)(2)	N/A	N/A	N/A

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Class C Common Stock, par value $0.01 per share (“Class C Common Stock”), of Dell Technologies Inc. (the “Company”) as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Represents the maximum number of additional shares of Class C Common Stock issuable pursuant to the merger described in the proxy statement/prospectus included in the Registration Statement on Form S-4, as amended (File No. 333-226618), which was declared effective on October 19, 2018 (the “Initial Registration Statement”), including the total number of shares of Class C Common Stock issuable under outstanding equity awards covering Class V Common Stock, par value $0.01 per share (“Class V Common Stock”), of the Company. The Company previously registered 275,000,000 shares of Class C Common Stock pursuant to the Initial Registration Statement.

(3)

Upon filing the Initial Registration Statement, the maximum aggregate offering price was calculated in accordance with Rule 457(c), Rule 457(f)(1) and Rule 457(f)(3) under the Securities Act. Solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, the proposed maximum aggregate offering price was calculated by multiplying (A) $92.80, the average of the high and low sales prices per share of Class V Common Stock, as reported on the New York Stock Exchange on July 31, 2018, and (B) 201,244,054, the estimated maximum possible number of shares of Class V Common Stock that may be cancelled and exchanged in the merger, including the total number of shares of Class V Common Stock issuable under outstanding equity awards. The maximum number of shares of Class V Common Stock that may be cancelled and exchanged in the merger has not changed. Accordingly, the maximum aggregate offering price calculated in connection with the filing of the Initial Registration Statement has not changed.

(4)

Upon filing the Initial Registration Statement, the fee payable was calculated in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering amount of $18,675,448,211. Because the maximum aggregate offering price did not change, no additional fee is due.

This registration statement will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act.

EXPLANATORY NOTE

Pursuant to the registration statement on Form S-4, as amended (File No. 333-226618), declared effective on October 19, 2018 (the “Initial Registration Statement”), Dell Technologies Inc. (the “Company”) registered an aggregate of 275,000,000 shares of its Class C Common Stock, par value $0.01 per share (“Class C Common Stock”). The Company is filing this registration statement on Form S-4 (the “462(b) Registration Statement”) with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of registering an additional 30,000,000 shares of Class C Common Stock for issuance to the holders of Class V Common Stock as part of the merger consideration pursuant to the Agreement and Plan of Merger, dated as of July 1, 2018, between the Company and Teton Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company, as amended by Amendment No. 1 thereto, dated as of November 14, 2018. The Company has previously registered 275,000,000 shares of Class C Common Stock pursuant to the Initial Registration Statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

This 462(b) Registration Statement incorporates by reference the contents of the Initial Registration Statement, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this 462(b) Registration Statement are listed on the Exhibit Index attached to and filed with this 462(b) Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Dell Technologies Inc.

23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney.

99.1	Consent of Evercore Group L.L.C.

99.2	Consent of Goldman Sachs & Co. LLC

*	Previously filed with the Registration Statement on Form S-4 (File No. 333-226618).

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, State of Texas, on November 26, 2018.

DELL TECHNOLOGIES INC.

By:	/s/ Michael S. Dell
Name:	Michael S. Dell
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on November 26, 2018.

Name	Title

/s/ Michael S. Dell	Chairman and Chief Executive Officer
Name: Michael S. Dell	(Principal Executive Officer)

/s/ Thomas W. Sweet	Executive Vice President and Chief Financial Officer
Name: Thomas W. Sweet	(Principal Financial Officer)

/s/ Maya McReynolds	Senior Vice President, Corporate Finance and Chief Accounting Officer
Name: Maya McReynolds	(Principal Accounting Officer)

*	Director
Name: David W. Dorman

*	Director
Name: Egon Durban

*	Director
Name: William D. Green

*	Director
Name: Ellen J. Kullman

*	Director
Name: Simon Patterson

* By:	/s/ Janet Bawcom
Janet Bawcom
Attorney-in-Fact

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